Exhibit 10.2
EXECUTION VERSION
Amendment to Employment Agreement
This Amendment to Employment Agreement (this “Amendment”) is made effective as of May 5, 2026 (the “Amendment Effective Date”) by and between Light & Wonder, Inc., a Nevada corporation, (the “Company”) and Matthew Wilson (“Executive”).
WHEREAS, the Company and Executive entered into an Employment Agreement dated as of July 6, 2019, which was amended July 24, 2020 and October 10, 2022 (as amended, the “Agreement”);
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Term Extension. The parties agree that the Term of the Agreement is extended three (3) years from the current expiration date of October 9, 2026 until October 9, 2029. For the avoidance of doubt, the Term shall continue to be subject to automatic renewals per the provisions of Section 1.
2.Increase in Base Salary. The Agreement is amended by adding the following sentence to the end of Section 3(a): “Effective as of April 1, 2026, Executive’s base salary increased to one million four hundred thousand U.S. dollars ($1,400,000) per annum.”
3.Update to Clause Addressing Equity Treatment at Retirement.
(a)The following language is removed from the end of Section 3(c):
Equity awards granted pursuant to this Agreement shall be subject to the terms of the Company’s standard form of award agreement under the Incentive Compensation Plan modified to provide that, if Executive remains employed by the Company through the date when he becomes 65 years of age and retires at any time thereafter, any unvested equity held by Executive as of that retirement date shall vest ten days after such retirement, subject to the achievement of any applicable performance criteria; provided that, settlement of any such awards shall be in accordance with Section 4(g).
(b)The following language is added to the end of Section 3(c):
For the avoidance of doubt, all equity awards granted to Executive pursuant to this Agreement will be subject to the Company’s policy on equity vesting upon retirement and otherwise will be subject to the form of award agreement under which the equity grants were made.
4.Notice to be Given by Executive. The first sentence of Section 4(a), “Termination by Executive for Other than Good Reason,” is amended to replace 60 days with 6 months.
5.Amendment to Sections 4(e)(iv) and 4(f)(iv). Sections 4(e)(iv) and 4(f)(iv) are deleted and replaced with the following:
(iv)    if Executive timely elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, the full monthly premiums for such coverage on a monthly basis until the earlier of: (A) a period of eighteen (18) months has elapsed; or (B) Executive is eligible for medical coverage under a plan provided by a new employer. In addition, if the eighteen (18) month period set forth in the foregoing sub-section (A) expires before Executive is eligible for medical coverage under a plan provided by a new employer, then the Company shall pay the full monthly premiums for Executive’s medical coverage under a health plan obtained by Executive that is comparable to the Company’s group health plan, until the earlier of a period of six (6) additional months has elapsed (for the avoidance of doubt, until the end of the 24-month period following the date of such termination) or Executive is eligible for medical coverage under a plan provided by a new employer.
6.Except as set forth in this Amendment, all terms and conditions of the Agreement shall remain unchanged and in full force and effect in accordance with their terms. All references to the “Agreement” in the Agreement shall refer to the Agreement as amended by this Amendment. Any defined terms used in this Amendment and not defined herein shall have the meaning as set forth in the Agreement.
7.This Amendment may be executed in counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by electronic transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
IN WITNESS WHEREOF, each of the parties hereto has duly executed this Amendment as of May 5, 2026.

LIGHT & WONDER, INC.

By:	/s/ Roxane Lukas
Name:	Roxane Lukas
Title:	EVP and Chief People Capability Officer

/s/ Matthew Wilson
Matthew Wilson
2